Exhibit 99.1

Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark reports first quarter 2011 results

•	GAAP revenue of $1.034 billion, Non-GAAP of $1.037 billion
•	GAAP operating income margin of 10.9 percent, Non-GAAP of 11.9 percent
•	GAAP EPS of $1.04, Non-GAAP of $1.14

LEXINGTON, Ky., April 26, 2011 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the first quarter of 2011.

“Despite the near-term marketplace and transitional challenges we faced this quarter, Lexmark’s strategic focus areas grew as we continue to execute our long-term strategy of targeting higher usage, higher growth areas of the business market,” said Paul Rooke, Lexmark president and chief executive officer.  “Yesterday’s product announcements advance Lexmark’s position in two rapidly growing segments; workgroup color lasers and enterprise content management.

“Lexmark’s strong balance sheet, good liquidity and long history of solid cash generation position us well to continue to compete successfully and to invest in strategic initiatives aimed at delivering improved shareholder value,” added Rooke.

First Quarter 2011 Results

GAAP revenue for the first quarter of 2011 of $1.034 billion declined 1 percent from the same quarter last year.

Earnings Per Share	1Q11	1Q10
GAAP	$1.04	$1.20
Restructuring-related adjustments	0.02	0.15
Acquisition-related adjustments	0.08	0.00
Non-GAAP	$1.14	$1.35

GAAP earnings per share for the first quarter of 2011 were $1.04. Excluding $0.10 per share for restructuring-related and acquisition-related adjustments, earnings per share for the first quarter of 2011 would have been $1.14. GAAP earnings per share for the first quarter of 2010 were $1.20. Earnings per share for the first quarter of 2010 would have been $1.35 excluding $0.15 per share for restructuring-related adjustments.

In the first quarter, hardware revenue declined 12 percent year on year, supplies revenue was about flat, and Software and Other revenue grew 44 percent, or 50 percent excluding acquisition-related adjustments.

Imaging Solutions and Services (ISS) revenue of $1.015 billion declined 3 percent in the first quarter compared to the same period last year. Perceptive Software revenue in the first quarter was $19 million, or $21 million excluding acquisition-related adjustments.

First quarter 2011 GAAP results:
•	Revenue was $1.034 billion compared to $1.043 billion last year.

•	Gross profit margin was 37.6 percent versus 36.9 percent in 2010.
•	Operating expense was $276 million compared to $251 million last year, higher principally due to the acquisition of Perceptive Software.
•
Operating income margin of 10.9 percent includes $10 million pretax for restructuring-related and acquisition-related adjustments. Operating income margin in 2010 of 12.8 percent included $15 million for pretax restructuring-related adjustments.

•	Net earnings for the quarter were $83 million compared to first quarter 2010 net earnings of $95 million.

First quarter 2011 non-GAAP results, excluding restructuring-related and acquisition-related adjustments:
•	Revenue would have been $1.037 billion compared to $1.043 billion last year.
•	Gross profit margin would have been 38.2 percent versus 37.6 percent in 2010.
•	Operating expense would have been $272 million compared to $244 million last year, higher principally due to the acquisition of Perceptive Software.
•	Operating income margin would have been 11.9 percent compared to 14.2 percent last year.
•	Net earnings would have been $91 million compared to $107 million in the first quarter of 2010.

In the first quarter of 2011, net cash provided by operating activities was $85 million, capital expenditures were $36 million, and depreciation and amortization was $51 million. The company ended the quarter with $1.3 billion in cash and current marketable securities.

New Offerings Target Strategic Growth Areas

Recently, Lexmark announced new hardware and software offerings that strengthen its position in two strategic growth areas, workgroup color lasers and document workflow solutions. Lexmark again gained market share in 2010 in its key segment of branded workgroup devices due to a strong focus on developing innovative hardware technology that integrates seamlessly with intelligent software solutions – enabling customers to save time and money.

Lexmark X548 Color Laser MFP Family
The addition yesterday of the Lexmark X548 color laser multifunction product (MFP) family is aligned squarely with Lexmark’s strategy to provide disruptive A4 (8.5-inch x 11-inch) technology to business customers through smart devices. Designed for the rapidly growing mid-size workgroup segment, the Lexmark X548de and X548dte deliver the performance, capabilities, solutions and security features representative of more costly devices – but with a smaller footprint and at an affordable price point. Accentuated by a sophisticated, 7-inch color touch screen, the Lexmark X548 color laser MFP family comes standard with pre-loaded, time-saving applications and can be customized with tailored workflows based on unique business needs.

Lexmark Solutions Platform
During the first quarter, Lexmark announced Lexmark Print Release with My e-Task and Lexmark Accounting.  This bundled solution gives users the flexibility to access and print from any enabled MFP on their company’s global network. It also enhances security by holding jobs in the print queue until they are released by the user, eliminating unclaimed documents. Once a user authenticates at the device, Lexmark My e-Task presents a personalized user interface including personal shortcuts and workflow icons. Lexmark Accounting provides organizations with a complete view of printing practices and the ability to identify areas where print volumes are higher than desired. This trio of solutions is delivered on the Lexmark Solutions Platform, premise based technology developed solely by Lexmark.

Lexmark Back-Office ECM Solutions
Enterprise Content Management (ECM) solutions expand Lexmark’s growth opportunities around the globe by leveraging Perceptive Software’s ImageNow platform – further integrating the two companies’ technologies to provide customers with a more comprehensive, end-to-end content management solution to capture, manage and access key information within their businesses.

Yesterday, Lexmark debuted three back-office end-to-end solutions that accelerate the flow of information and enable companies to improve both compliance and productivity. These solutions decrease paperwork, boost efficiency and reduce risk and compliance issues for human resources, accounting and travel reimbursement departments.

•
Recruitment and Onboarding makes the hiring process more efficient for managers, as well as HR staff, by eliminating manual tasks. The solution also ensures compliance by automatically detecting missing information such as critical forms, reports or signatures and reduces risk associated with managing and storing hard copy documents.

•
Invoice Processing initiates the task at the point of receipt with intelligent capture on Lexmark MFPs to speed the process and reduce cost of mailing hardcopy invoices. The solution accelerates matching, approval and payment by automating manual tasks in order to capitalize on vendor discounts, and synchronizes data with ERP and financial systems to ensure real-time visibility to payables.

•
Travel and Expense eliminates paper and postage expenses by electronically capturing receipts in distributed locations. The solution reduces employee inquiries by providing self-service visibility to the report’s status, and it also eases reporting, reconciliation and audit preparation by collecting documentation in a single repository.

Perceptive Software’s ImageNow
Also during the quarter, Perceptive Software announced version 6.6 of its award winning ImageNow software. Perceptive Software’s new 64-bit server architecture provides a more robust platform for the company to target and compete for larger enterprise deployments.

Looking Forward

In the second quarter of 2011, the company currently expects a low single-digit percentage decline in revenue year on year and GAAP earnings per share to be around $0.89 to $0.99, or $1.00 to $1.10 excluding $0.11 per share for restructuring-related and acquisition-related adjustments. GAAP earnings per share in the second quarter of 2010 were $1.07, or $1.23 excluding $0.16 per share for restructuring-related and acquisition-related adjustments.

Conference Call Today

The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 58100121.

Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark

Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a stand-alone software business within Lexmark, is a leading provider of enterprise content management software that helps organizations easily manage the entire lifecycle of their documents and content, simplifying their business processes, and fueling greater operational efficiency. In 2010, Lexmark sold products in more than 170 countries and reported more than $4 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

For more information on Lexmark, see the Lexmark Facebook page and follow us on Twitter at www.twitter.com/lexmarknews.

For more information on Perceptive Software, see the Perceptive Software Facebook page and follow them on Twitter at www.twitter.com/perceptivesw.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, volatility of the global economy, fluctuations in foreign currency exchange rates; inability to be successful in the Company’s transition to higher-usage segments of the inkjet market; reliance on international production facilities, manufacturing partners and certain key supplier; inability to realize all of the anticipated benefits of the Company’s business combinations, including the Perceptive Software acquisition; market acceptance of new products and pricing programs; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller, including loss of retail shelf placements; periodic variations affecting revenue and profitability; excessive inventory for the Company and/or its reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the Company’s customers, channel partners, and investment portfolio; aggressive pricing from competitors and resellers; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; possible changes in the size of expected restructuring costs, charges, and savings; entrance into the market of additional competitors focused on printing solutions and software solutions, including enterprise content management solutions; inability to perform under managed print services contracts; decreased supplies consumption; increased competition in the aftermarket supplies business; unforeseen cost impacts as a result of new legislation; changes in the Company’s tax provisions or tax liabilities; fees on the Company’s products or litigation costs required to protect the Company’s rights; inability to obtain and protect the Company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; the outcome of litigation or regulatory proceedings to which the Company may be a party; the inability to attract, retain and motivate key employees;  changes in a country’s political or economic conditions; conflicts among sales channels; the failure of information technology systems; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

All features, specifications and capabilities are subject to change without notice.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31
	2011	2010
Revenue	$1,034.4	$1,042.9
Cost of revenue	645.0	658.1
Gross profit	389.4	384.8

Research and development	90.9	89.5
Selling, general and administrative	186.9	158.7
Restructuring and related charges	(1.6)	3.3
Operating expense	276.2	251.5

Operating income	113.2	133.3

Interest (income) expense, net	7.5	6.6
Other expense (income), net	0.1	0.9
Net impairment losses on securities	0.0	0.2

Earnings before income taxes	105.6	125.6

Provision for income taxes	22.3	30.3
Net earnings	$83.3	$95.3

Net earnings per share:
Basic	$1.06	$1.21
Diluted	$1.04	$1.20

Shares used in per share calculation:
Basic	78.9	78.4
Diluted	79.8	79.1

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	March 31	December 31
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$308.8	$337.5
Marketable securities	960.2	879.7
Trade receivables, net	482.2	479.6
Inventories	364.8	366.1
Prepaid expenses and other current assets	220.9	206.7
Total current assets	2,336.9	2,269.6

Property, plant and equipment, net	906.1	904.8
Marketable securities	17.7	18.0
Goodwill	187.7	187.3
Intangibles, net	149.9	155.3
Other assets	168.6	170.2
Total assets	$3,766.9	$3,705.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$564.3	$535.3
Accrued liabilities	651.7	711.0
Total current liabilities	1,216.0	1,246.3

Long-term debt	649.2	649.1
Other liabilities	399.3	415.5
Total liabilities	2,264.5	2,310.9

Stockholders' equity:
Common stock and capital in excess of par	850.6	842.4
Retained earnings	1,263.1	1,179.8
Treasury stock, net	(404.4)	(404.4)
Accumulated other comprehensive loss	(206.9)	(223.5)
Total stockholders' equity	1,502.4	1,394.3
Total liabilities and stockholders' equity	$3,766.9	$3,705.2

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	1Q11	1Q10
GAAP	$83	$95
Restructuring-related charges & project costs	2	11
Acquisition-related adjustments	6	-
Non-GAAP	$91	$107

Earnings Per Share	1Q11	1Q10
GAAP	$1.04	$1.20
Restructuring-related charges & project costs	0.02	0.15
Acquisition-related adjustments	0.08	-
Non-GAAP	$1.14	$1.35

Earnings Per Share Guidance	2Q11	2Q10
GAAP	$0.89 - $0.99	$1.07
Restructuring-related charges & project costs	0.05	0.08
Acquisition-related adjustments	0.06	0.08
Non-GAAP	$1.00 - $1.10	$1.23

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions)	1Q11	1Q10
GAAP	$1,034	$1,043
Acquisition-related adjustments (1)	3 *	-
Non-GAAP	$1,037	$1,043

Software and Other Revenue (In Millions) **	1Q11	1Q10
GAAP	$65	$45
Acquisition-related adjustments (1)	3 *	-
Non-GAAP	$67	$45

Gross Profit (In Millions)	1Q11	1Q10
GAAP	$389	$385
Restructuring-related charges & project costs (2)(3)	0	8
Acquisition-related adjustments (1)	6	-
Non-GAAP	$396	$392

Gross Profit Margin (%)	1Q11	1Q10
GAAP	37.6%	36.9%
Restructuring-related charges & project costs	0.0%	0.7%
Acquisition-related adjustments	0.6%	-
Non-GAAP	38.2%	37.6%

Operating Expense (In Millions)	1Q11	1Q10
GAAP	$276	$251
Restructuring-related charges & project costs (2)(3)	(2)	(7)
Acquisition-related adjustments (1)	(2)	-
Non-GAAP	$272	$244

Operating Income (In Millions)	1Q11	1Q10
GAAP	$113	$133
Restructuring-related charges & project costs (2)(3)	2	15
Acquisition-related adjustments (1)	8	-
Non-GAAP	$124	$148

Operating Income Margin (%)	1Q11	1Q10
GAAP	10.9%	12.8%
Restructuring-related charges & project costs	0.2%	1.4%
Acquisition-related adjustments	0.8%	-
Non-GAAP	11.9%	14.2%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*	Related solely to Perceptive Software reportable segment

**	Year-to-year Software and Other Revenue growth was 44% on a GAAP basis and 50% on a non-GAAP basis.

(1)
Amounts for the three months ended March 31, 2011, include total acquisition-related adjustments of $8.3 million with $2.7 million, $3.6 million, $0.1 million and $1.9 million included in  Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(2)
Amounts for the three months ended March 31, 2011, include total restructuring-related charges and project costs of $2.1 million with $0.1 million and $3.6 million included in  Cost of revenue and Selling, general and administrative, respectively, in addition to the $(1.6) million in Restructuring and related charges.

(3)
Amounts for the three months ended March 31, 2010, include total restructuring-related charges and project costs of $14.7 million with $7.6 million and $3.8 million included in  Cost of revenue and Selling, general and administrative, respectively, in addition to the $3.3 million in Restructuring and related charges.

Appendix 1

Note:
Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources and in certain circumstances for employee incentive compensation. Adjustments to GAAP results in determining non-GAAP results fall into two broad general categories that are described below:

1) Restructuring-related charges
In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period and the Company does not consider these items to be core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition-related adjustments
In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue
Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management adds back the amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been adjusted to fair value.   Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets
Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs
In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration costs may consist of information technology expenses, consulting costs and travel expenses. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance.

Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.